UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Jamba, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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JAMBA, INC.
6475 Christie Avenue, Suite 150
Emeryville, California 94608

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2013 ANNUAL MEETING OF THE STOCKHOLDERS

TO BE HELD ON MAY 14, 2013

The following information supplements and amends the proxy statement (the “Proxy Statement”) of Jamba, Inc. (the “Company”) furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for the 2013 Annual Meeting of the Stockholders and for any adjournment or postponement thereof (the “Annual Meeting”). This supplement to the Proxy Statement (this “Supplement”) is being filed with the Securities and Exchange Commission (the “SEC”) on May 7, 2013. Capitalized terms used in this Supplement that are not otherwise defined herein have the meanings ascribed to them in the Proxy Statement.

THIS SUPPLEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Only stockholders of record as of the close of business on March 20, 2013 will be entitled to vote at the Annual Meeting and any postponement or adjournment thereof.

On April 1, 2013, the Company filed the Proxy Statement in connection with the Company’s Annual Meeting scheduled to be held on Tuesday, May 14, 2013, at 8:00 a.m. local time at the Company’s principal offices, located at 6475 Christie Avenue, Suite 150, Emeryville, CA 94608. At the Annual Meeting, among other proposals, the Company is requesting that the stockholders of the Company approve the adoption of the Jamba, Inc. 2013 Equity Incentive Plan (the “2013 Plan”) and to authorize an aggregate of up to 9 million shares issuable under the 2013 Plan, as set forth in Proposal 4 of the Proxy Statement (“Proposal 4”).

After filing the Proxy Statement, the Company’s management determined that it was appropriate to disclose additional information concerning the Company’s proposal to adopt the 2013 Plan and the number of shares to be available for grant.

The following table presents the Company’s historical share usage in preceding three years:

Year	Share usage	Weighted common shares outstanding (WASCO)	Annual usage rate (Usage / WASCO)
2012	1,494,500	70,699,000	2.11%
2011	1,356,000	66,311,000	2.04%
2010	1,083,000	58,711,000	1.84%

In 2012, the Company issued “full value” awards and expects to issue full value awards in the future. Full value awards reduce the number of shares remaining available for grant under the 2013 Plan by 1.46 shares as against the 9 million share reserve, if the 2013 Plan is approved by the stockholders. Thus, if only full value awards were to be granted, the maximum number of full value awards that could be granted if the entire 9 million share reserve is utilized would be 6,164,384.

If all of the 9 million shares provided in Proposal 4 are granted immediately as options, the potential dilutive effect would be as follows (all share amounts and percentages rounded):

Common stock shares outstanding as of March 20, 2013	83.5 million
Common share equivalent of warrants and convertibles	1.6 million
Outstanding share awards, shares currently authorized, and shares to be authorized	16.5 million
Fully diluted shares outstanding	101.6 million

New share request in Proposal 4	9.0 million
Dilutive effect of new shares as % of fully diluted shares outstanding	8.8%
Shares subject to outstanding awards	7.5 million
Dilutive effect of existing awards as % of fully diluted shares outstanding	7.3%

There are numerous ways in which dilution can be measured. The above-referenced calculations are for example purposes only and the Company does not represent that the information provided in the table above is the exclusive measure of dilution. For example, there were 16,109 shares of Series B-2 Preferred Stock outstanding as of March 20, 2013. The conversion of 1 share of Series B-2 Preferred Stock would result in the addition of 100 shares of common stock to the fully diluted shares outstanding, or 1.6 million additional shares outstanding. This number is used in the calculation of fully diluted shares outstanding included in the table. Furthermore, as explained in the Proxy Statement, the 9 million share number is a baseline amount, subject to adjustments, and hence the actual dilution effect may vary. In particular, if the 2013 Plan is adopted, as noted above, any full value awards will count as 1.46 shares as against the 9 million baseline limit. Therefore, if only full value awards are granted, the maximum number of shares that would be granted, if the entire 9 million share reserve is utilized, would be 6,164,384, resulting in lower dilution.

Proposal 4 as set forth in the Proxy Statement will be presented for stockholder approval at the Annual Meeting and the adoption of the 2013 Plan as contemplated in Proposal 4 remains subject to receipt of such approval. If a stockholder returns his or her proxy card or votes via the Internet or by telephone at any time (either before or after the date of this Supplement) indicating “FOR” approval of the adoption of the 2013 Plan, such vote will constitute a vote in favor of Proposal 4. If any stockholder has already returned his or her properly executed proxy card or voted via the Internet or by telephone and would like to change his or her vote on any matter, such stockholder may revoke his or her proxy before it is voted at the Annual Meeting by one of the following ways:

• submitting a duly executed proxy bearing a later date;

• sending a written instrument revoking the proxy to the Company’s Secretary at 6475 Christie Avenue, Suite 150, Emeryville, CA 94608;

• submitting new voting instructions via telephone or the Internet; or

• attending the Annual Meeting and voting in person.

If you hold shares in street name, through a bank, broker or other nominee, please contact the bank, broker or other nominee to revoke your proxy.

The information provided above may be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended.